Exhibit 3.1

RESTATED
CERTIFICATE OF INCORPORATION
OF
STEWART INFORMATION SERVICES CORPORATION

Pursuant to Section 245 of the General
Corporation Law of the State of Delaware

STEWART INFORMATION SERVICES CORPORATION, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

1.     The name of the Corporation is STEWART INFORMATION SERVICES CORPORATION.

2.      The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware of March 25, 1970.

3.      The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 4, 2009.

4.      This Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware.

5.      This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

6.           The text of the Corporation’s Amended and Restated Certificate of Incorporation is restated by this Restated Certificate of Incorporation to read in its entirety as follows:

FIRST: The name of the corporation is Stewart Information Services Corporation.

SECOND: The registered office of the corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD: The nature of the business, objects and purposes to be transacted, promoted or carried on by the corporation are:

The business of accumulating and dealing in information of all types, the guaranteeing of such information, the providing of services related to real estate and other services by use of such information or otherwise, either directly or through subsidiaries or affiliates; and

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of stock which the corporation shall have the authority to issue is 52,500,000 shares, consisting of 51,500,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of Preferred Stock, par value $0.001 per share. The Board of Directors is authorized to establish, from the authorized shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series. Without limiting the authority of the Board of Directors granted hereby, each such class or series of Preferred Stock shall have such voting powers (full or limited or no voting powers), such preferences and relative, participating, optional or other special rights, and such qualifications, limitations, or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes as set forth herein.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Common Stock are as follows:

(1)      Voting. The Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each holder of the Common Stock is entitled to one (1) vote for each share held. No holder of the Common Stock shall have the right of cumulative voting at any election of directors.

(2)      Dividends. The holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefore, dividends payable in cash, stock or otherwise.

(3)      Preemptive Rights. No stockholder shall have any preemptive right to subscribe to an additional issue of capital stock of the corporation or to any security convertible into such stock.

(4)      Liquidation. Upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the remaining net assets of the corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interest.

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No action which requires the vote or consent of stockholders of the corporation may be taken without a meeting and vote of stockholders and the power of stockholders to consent in writing without a meeting to the taking of any action is specifically denied. The Chief Executive Officer or the Secretary shall call a special meeting of stockholders at the request in writing of stockholders owning twenty-five percent (25%) or more of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose of the proposed meeting. The Chief Executive Officer or the Secretary so calling any such special meeting shall fix the time, date and place, either within or without the State of Delaware, for holding such special meeting.

FIFTH: The name and mailing address of the incorporator was:

Name	Mailing address

William M. Ryan	800 Bank of the Southwest Building, Houston, Texas 77002

SIXTH: The corporation is to have perpetual existence.

SEVENTH: The number of directors which shall constitute the whole Board of Directors shall be set by the Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(1)      To make, alter or repeal the by-laws of the corporation.

(2)      To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

(3)      To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

(4)      By a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of two or more of the Directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(5)      When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called upon such notice as is required by statute, to sell, lease or exchange all or substantially all the property and assets of the corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including securities of any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interests of the corporation.

EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholder or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

TENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ELEVENTH: A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, STEWART INFORMATION SERVICES CORPORATION has caused this Restated Certificate of Incorporation to be duly executed in its corporate name this 28th day of April, 2016.

STEWART INFORMATION SERVICES CORPORATION

By:	/s/ J. Allen Berryman
Name:	J. Allen Berryman
Title:	Chief Financial Officer, Secretary and Treasurer